Exhibit 5.1

May 27, 2015

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (File No. 333-199255) (the “Registration Statement”), of Agenus Inc, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included in it (the “Base Prospectus”), as supplemented by the prospectus supplement dated May 21, 2015 (the “Final Prospectus Supplement” and, the Base Prospectus as so supplemented, the “Final Prospectus”), covering (i) 12,650,000 shares (the “Registered Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which includes the additional shares of Common Stock that the Underwriters elected to purchase pursuant to an option that the Underwriters exercised on May 21, 2015. The Registered Securities are being sold to the several underwriters (the “Underwriters”) named in, and pursuant to, an underwriting agreement among the Company and such underwriters substantially in the form filed as an Exhibit to a Current Report on Form 8-K of the Company, incorporated by reference into the Registration Statement and the Final Prospectus.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that the Registered Securities to be sold to the Underwriters, when issued and sold in accordance with and in the manner described in the “Underwriting” section of the Final Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law (which includes applicable statutory provisions and reported judicial decisions interpreting the Delaware General Corporation Law) and the laws of The Commonwealth of Massachusetts and the federal laws of the United States of America. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Agenus Inc.

May 27, 2015

This opinion is limited to the matters expressly set forth herein. This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect, and assumes no event will take place in the future which will affect the opinions set forth herein. These are all subject to change, possibly with retroactive effect. We assume no obligation to advise any party of changes of any kind that may hereafter be brought to our attention, even if such changes would affect our opinion, or to update or supplement this opinion after the date hereof.

Very truly yours,

/s/ CHOATE, HALL & STEWART LLP

CHOATE, HALL & STEWART LLP